EXHIBIT 99.1

Autoliv Appoints New CFO

(Stockholm, March 31, 2008)  – – –  Autoliv Inc, the global leader in automotive safety systems, has appointed Marika Fredriksson as Vice President Finance and new Chief Financial Officer. She is currently Senior Vice President Finance & Strategy and Chief Financial Officer of Volvo Construction Equipment (VCE) in Brussels, Belgium. She will assume her new position by September 1.

In her current position, which she has held since September 2004, Marika has been responsible for all finance related matters and strategies for VCE. This company has sales of $7.8 billion and 16,000 employees (including the recent acquisition of Ingersoll Rand’s road construction division). She joined the Volvo Group in 1996 as Area Manager Sales Financing and was appointed in 1998 Finance Director of Volvo Construction Equipment International AB in Sweden. In 2001, she was promoted to Senior Vice President and CFO of that company.

Prior to joining Volvo, she was a management consultant with Vilnius Stiklas in Lithuania and between 1991and1994 Managing Director of a start-up company with its main operations in Eastern Europe. She has also worked for Svenska Handelsbanken at their international division.

Marika Frediksson holds a Masters Degree in Business Administraion from the Swedish School of Economics and Business Administration in Helsinki, Finland. She graduated in 1987.

Marika Fredriksson, who turns 45 this year, succeeds Magnus Lindquist who has accepted an offer to become partner in a European private equity firm and will leave his position as CFO of Autoliv on May 15. For the time until Marika Fredriksson assumes the position on September 1, Mats Wallin will be acting CFO in parallel with his current duties as Head of Corporate Control.

Inquiries:
Jan Carlson, President and CEO of Autoliv Inc. Tel +46-8-587 20 600